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                                                                EXHIBIT (a)(6)


                              PILGRIM EQUITY TRUST

                        ESTABLISHMENT AND DESIGNATION OF
                   SERIES AND CLASSES OF SHARES OF BENEFICIAL
                       INTEREST, PAR VALUE $0.01 PER SHARE

      The undersigned, being a majority of the Trustees of the Pilgrim Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 5.11 and 5.13 of the Declaration of Trust dated June 12, 1998, as amended (the "Declaration of Trust"), hereby establish two additional series of the Trust (each a "Fund" or collectively, the "Funds"), and divide the shares of beneficial interest of each Fund into five separate classes (each a "Class" and collectively, the "Classes"), the Funds and the Classes hereby created having the following special and relative rights:

            1. The Funds shall be designated as the ING MidCap Value Fund and the ING SmallCap Value Fund.

            2. The Classes of each Fund thereof shall be designated as follows:

                  -     ING MidCap Value Fund Class A,

                  -     ING MidCap Value Fund Class B,

                  -     ING MidCap Value Fund Class C,

                  -     ING MidCap Value Fund Class I,

                  -     ING MidCap Value Fund Class Q,

                  -     ING SmallCap Value Fund Class A,

                  -     ING SmallCap Value Fund Class B,

                  -     ING SmallCap Value Fund Class C,

                  -     ING SmallCap Value Fund Class I, and

                  -     ING SmallCap Value Fund Class Q.


            3. The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current registration statement on Form N-1A (File No. 33-56881) as filed with the United States Securities and Exchange Commission with respect to the Funds under the Securities Act of 1933, as amended (the "Registration Statement"). Each share of each Class of the beneficial interests of a Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of that Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of
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                  shares of that Fund upon liquidation of that Fund, all as
                  provided in the Declaration of Trust. The proceeds of sales of Shares of the Funds, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Funds, unless otherwise required by law.

            4. Each share of beneficial interest of the Funds shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or class of Shares) shall be entitled to vote. Shareholders of the Funds shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940 (the "1940 act"), as amended or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to a Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

            5. The assets and liabilities of the Trust shall be allocated among the Funds and each other series within the Trust, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

                  a. Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the Shares of a particular Class of the Funds may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

                  b. The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges, and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

            6. Shares of each Class of the Funds may vary as to rights of redemption and conversion rights, as set forth in the then current prospectus for the Funds.

            7.    a.    Each Class B share of a Fund, other than a share
                        purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, shall be converted automatically, and without any action or choice on the part of the holder thereof, into and be reclassified as a Class A share of that Fund on the date


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                        that is the first business day following the last
                        calendar day of the month in which the eighth anniversary date of the date of the issuance of such Class B share falls (the "Conversion Date") on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge;

                  b. Each Class B share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares of a Fund in a shareholder's Fund account (other than those in the sub-account) convert to Class A shares of that Fund, a pro rata portion of the Class B shares then in the sub-account will also convert to Class A shares. The portion will be determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through the reinvestment of dividends and distributions;

                  c. The conversion of Class B shares into Class A shares may be suspended if (i) a ruling of the Internal Revenue Service to the effect that the conversion of Class B shares does not constitute a taxable event under Federal income tax law is revoked; or (ii) an opinion of counsel on such tax matter is withdrawn; or (iii) the Board of Trustees determines that continuing such conversions would have material, adverse tax consequences for the Funds or their shareholders; and

                  d. On the Conversion Date, the Class B shares converted into Class A shares shall cease to accrue dividends and shall no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of Class A shares into which the Class B shares have been converted and any declared but unpaid dividends to the Conversion Date) shall cease. Certificates representing Class A shares of a Fund resulting from the conversion of Class B shares need not be issued until certificates representing the Class B shares converted, if issued, have been received by the Trust or its agent duly endorsed for transfer.

            8. The shares of the Funds and of each Class of the Funds shall be subject to all provisions of the Declaration of Trust, including the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights and terms and conditions of redemption described therein.


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            9.    Nothing herein shall entitle any shareholder of a Fund to any assets of the Trust other than those of that Fund.

            10. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Funds or any Class thereof now or hereafter created, or otherwise change the special and relative rights of the Shareholders of the Funds or a Class.


Dated:  November 13, 2001



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Paul S. Doherty, as Trustee               Alan L. Gosule, as Trustee



--------------------------------          -------------------------------
Walter H. May, Jr., as Trustee            Thomas J. McInerney, as Trustee




--------------------------------          -------------------------------
Jock S. Patton, as Trustee                David W. C. Putnam, as Trustee



--------------------------------          -------------------------------
Blaine E. Rieke, as Trustee               John G. Turner, as Trustee



--------------------------------
Richard A. Wedemeyer, as Trustee


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